Exhibit 4.55

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture, dated as of January 11, 2017 (this “First Supplemental Indenture”), between Amyris, Inc., a Delaware corporation (the “Company”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of October 20, 2015 (the “Indenture”), that governs the Company’s outstanding 9.50% Convertible Senior Notes due 2019 (the “Notes”);

WHEREAS, Sections 13.01(i) and (vi) of the Indenture provide that the Company and the Trustee may enter into one or more indentures supplemental thereto without the consent of any Holders in order to cure any ambiguity, omission, defect or inconsistency and make any change that does not adversely affect the rights of any Holder, respectively, in each case as determined in good faith by the Company and evidenced in an Officers’ Certificate;

WHEREAS, the execution and delivery of this First Supplemental Indenture has been duly authorized and all conditions and requirements necessary to make this First Supplemental Indenture a valid and binding agreement of Company have been duly performed and complied with;

WHEREAS, pursuant to Section 13.01 of the Indenture, the Company has delivered a resolution of its Boards of Directors (as defined in the Indenture) authorizing the execution of this First Supplemental Indenture, and in accordance with Section 13.03 and Section 14.02 of the Indenture has delivered an Officers’ Certificate and an Opinion of Counsel (each as defined in the Indenture) to the Trustee stating that the execution of this First Supplemental Indenture is authorized or permitted by the Indenture, that this First Supplemental Indenture is the legal, valid and binding obligation of the Company, enforceable against it in accordance with the terms of this First Supplemental Indenture, subject to customary exceptions and that all conditions precedent and covenants, if any, provided for in the Indenture relating to the execution of this First Supplemental Indenture have been complied with;

WHEREAS, the Company, pursuant to the foregoing authority, proposes in and by this First Supplemental Indenture to amend the Indenture, and requests that the Trustee join in the execution of this First Supplemental Indenture; and

WHEREAS, pursuant to Section 13.01 of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the benefit of each other and the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Amendment of Section 6.04 of the Indenture. Section 6.04 of the Indenture shall be deleted in its entirety and replaced with the following:

Section 6.04 Limitations on Issuance of Shares Due to Market Regulation. Notwithstanding anything to the contrary in this Indenture or in the Notes, the Company shall not be obligated to issue shares of Common Stock upon conversion of the Notes in connection with an Early Conversion Payment or otherwise, and shall not be entitled to issue shares of Common Stock in connection with payment of interest or in connection with any anti-dilution terms described hereunder, to the extent (and only to the extent) the issuance of all such shares of Common Stock would exceed, (1) in the case of the Initial Notes, 38,415,626 in the aggregate (which number is approximately and no greater than 19.99% of the Company’s outstanding shares of Common Stock on October 14, 2015, without giving effect to the issuance of shares of Common Stock underlying the Initial Notes) and (2) in the case of any Additional Notes, a number in the aggregate equal to (and in no event greater than) 19.99% of the Company’s outstanding shares of Common Stock on the date of the definitive agreement providing for the issuance of such Additional Notes, without giving effect to the issuance of shares of Common Stock underlying such Additional Notes (as applicable, the “Exchange Cap”); provided, however, that the Exchange Cap for the Additional Notes issued on January 11, 2017 shall be reduced by an amount equal to the number of shares of Common Stock issued under or in connection with (A) the Credit Agreement, dated as of October 26, 2016, between the Company and Guanfu Holding Co., Ltd. and (B) the Securities Purchase Agreement, dated as of December 1, 2016, between the Company and Nomis Bay Ltd. The Exchange Cap limitation shall not apply in the event that the Company obtains the approval of its holders of Common Stock for issuances of shares of Common Stock in excess of such amount in accordance with NASDAQ Market Rule 5635. The Company will settle such amount in excess of the Exchange Cap in cash and not in shares of Common Stock by wire transfer of U.S. dollars in immediately available funds to the account designated by the Holder, in an amount equal to the product of (x) the number of shares of Common Stock which would have been issuable upon conversion but cannot be issued as a result of the Exchange Cap and (y) the simple average of the daily VWAP for Common Stock for the ten consecutive VWAP Trading Days ending on and included the VWAP Trading Day immediately prior to the Conversion Date.

4 Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Severability. In case any provision in this First Supplemental Indenture, the Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEROF. Waiver of Jury Trial. EACH OF THE COMPANY, HOLDERS AND TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

7. Counterparts. The parties hereto may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or portable document format (“PDF”) transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

9. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company. This First Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

10. Successors. This First Supplemental Indenture shall be binding on the Company, the Trustee and the Holders and their respective successors and assigns, and shall inure to the benefit of such parties and their respective successors and assigns.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

AMYRIS, INC.

By:	/s/ John Melo
Name:	John Melo
Title:	President and Chief Executive Officer

WELLS FARGO BANK,
NATIONAL ASSOCIATION
as Trustee

By:
Name:
Title:

[Signature Page to First Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

AMYRIS, INC.

By:
Name:
Title:

WELLS FARGO BANK,
NATIONAL ASSOCIATION
as Trustee

By:	/s/ Maddy Hughes
Name:	Maddy Hughes
Title:	Vice President

[Signature Page to First Supplemental Indenture]